As filed with the Securities and Exchange Commission on August 5, 2010
 Registration No. 333-146031

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORT SUPPLY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2795073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1901 Diplomat Drive
Farmers Branch, Texas 75234
(972) 484-9484
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terrence M. Babilla
President, Chief Operating Officer, General Counsel
and Secretary
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
(972) 484-9484
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Alan J. Bogdanow
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Sport Supply Group, Inc., a Delaware corporation (the “Registrant”), removes from registration all securities of the Registrant registered under the Registration Statement on Form S-3 (File No. 333-146031) initially filed by the Registrant on September 13, 2007 with the Securities and Exchange Commission (the “Registration Statement”), which registered 1,830,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”).

On March 15, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sage Parent Company, Inc., a Delaware corporation (“Parent”) and Sage Merger Company, Inc., a Delaware corporation (“Sub”), providing for the merger of Sub with and into the Registrant, with the Registrant surviving the merger (the “Merger”) as a wholly-owned subsidiary of Parent. The Merger Agreement also provided that at the effective time of the Merger, each share of Registrant Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Registrant, Parent or Sub (which included Registrant Common Stock being exchanged for shares of Parent’s common stock by CBT Holdings, LLC, a Delaware limited liability company, and Adam Blumenfeld) and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) would be automatically cancelled and converted into the right to receive $13.55 in cash, without interest.  At the effective time of the Merger, the Merger Agreement also provided that each outstanding option to acquire shares of Common Stock of the Registrant (other than options being exchanged for options to acquire shares of Parent’s common stock by Adam Blumenfeld, Terrence Babilla, John Pitts, Kurt Hagen, and Tevis Martin), whether vested or unvested, would be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Registrant Common Stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option.  At the effective time of the Merger, the Merger Agreement further provided that each outstanding unvested restricted share of Common Stock of the Registrant would be cancelled and converted into the right to receive $13.55 per share. The Merger became effective on August 5, 2010 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas, on the 5th day of August, 2010.

SPORT SUPPLY GROUP, INC.

Date	By:	/s/ John E. Pitts
John E. Pitts
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.